                                                                    EXHBIT 10.23







                        THE HOUSTON EXPLORATION COMPANY
                      SUPPLEMENTAL EXECUTIVE PENSION PLAN
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                        THE HOUSTON EXPLORATION COMPANY
                      SUPPLEMENTAL EXECUTIVE PENSION PLAN

                               TABLE OF CONTENTS

                                                                        Section
                                                                        -------
ARTICLE I - DEFINITIONS

      Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . .  1.01
      Cause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.02
      Change of Control . . . . . . . . . . . . . . . . . . . . . . . . .  1.03
      Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.04
      Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.05
      Deferred Compensation Ledger  . . . . . . . . . . . . . . . . . . .  1.06
      Deferred Retirement Date  . . . . . . . . . . . . . . . . . . . . .  1.07
      Disability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.08
      Early Retirement Date . . . . . . . . . . . . . . . . . . . . . .    1.09
      Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . .  1.10
      Executive . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.11
      Good Reason . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.12
      Normal Retirement Date  . . . . . . . . . . . . . . . . . . . . .    1.13
      Participant . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.14
      Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.15
      Retirement Date . . . . . . . . . . . . . . . . . . . . . . . . . .  1.16
      Year of Service . . . . . . . . . . . . . . . . . . . . . . . . . .  1.17


ARTICLE II - ELIGIBILITY


ARTICLE III - RETIREMENT BENEFITS

      Normal Retirement Benefit . . . . . . . . . . . . . . . . . . . .    3.01
      Early Retirement Benefit  . . . . . . . . . . . . . . . . . . . .    3.02
      Time of Payment of Benefit  . . . . . . . . . . . . . . . . . . .    3.03


ARTICLE IV - DEATH BENEFITS

      Amount of Benefit . . . . . . . . . . . . . . . . . . . . . . . . .  4.01
      Time of Payment of Benefit  . . . . . . . . . . . . . . . . . . . .  4.02





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
ARTICLE V - SEVERANCE BENEFITS

      Amount of Benefit . . . . . . . . . . . . . . . . . . . . . . . .    5.01
      Time of Payment of Benefit  . . . . . . . . . . . . . . . . . . .    5.02


ARTICLE VI - DEATH BENEFITS


ARTICLE VII - PLAN COMMITTEE

      Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.01
      General Rights, Powers, and Duties of Plan Committee  . . . . . . .  7.02
      Rules and Decisions . . . . . . . . . . . . . . . . . . . . . . . .  7.03
      Committee Organization and Voting . . . . . . . . . . . . . . . . .  7.04
      Committee Discretion  . . . . . . . . . . . . . . . . . . . . . . .  7.05
      Authorization of Benefit Payments . . . . . . . . . . . . . . . . .  7.06
      Application and Forms of Benefits . . . . . . . . . . . . . . . . .  7.07
      Facility of Payment . . . . . . . . . . . . . . . . . . . . . . . .  7.08
      Claims Procedure  . . . . . . . . . . . . . . . . . . . . . . . . .  7.09


ARTICLE VIII - AMENDMENT AND TERMINATION

      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.01
      Right to Terminate Plan . . . . . . . . . . . . . . . . . . . . . .  8.02


ARTICLE IX - FUNDING

      Unfunded Arrangement  . . . . . . . . . . . . . . . . . . . . . . .  9.01
      Participants Must Rely Only on General Credit
        of the Company  . . . . . . . . . . . . . . . . . . . . . . . . .  9.02


ARTICLE X - MISCELLANEOUS

      Limitation of Rights  . . . . . . . . . . . . . . . . . . . . . .   10.01
      Distributions to Incompetents . . . . . . . . . . . . . . . . . .   10.02
      Nonalienation of Benefits . . . . . . . . . . . . . . . . . . . .   10.03
      Reliance Upon Information   . . . . . . . . . . . . . . . . . . .   10.04
      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .   10.05
      Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10.06
      Gender and Number . . . . . . . . . . . . . . . . . . . . . . . .   10.07
      Duplication of Benefits . . . . . . . . . . . . . . . . . . . . .   10.08
      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .   10.09





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                        THE HOUSTON EXPLORATION COMPANY
                      SUPPLEMENTAL EXECUTIVE PENSION PLAN



                 WHEREAS, The Houston Exploration Company desires to establish The Houston Exploration Company Supplemental Executive Pension Plan to provide a retirement pay supplement for a select group of management or highly compensated employees so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance;

                 NOW THEREFORE, The Houston Exploration Company adopts The Houston Exploration Company Supplemental Executive Pension Plan as follows:

                                   ARTICLE I

                                  DEFINITIONS


         1.01 "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

         1.02 "CAUSE" shall mean (i) any material failure of the Executive to perform his duties for the Company (other than any such failure resulting from the Executive's incapacity due to illness or other disability) after written notice of such failure has been given to the Executive by the Board of Directors and such failure shall have continued for 30 days after receipt of such notice, (ii) gross or willful negligence or intentional wrongdoing or misconduct, (iii) a material breach by the Executive of the confidentiality or noncompetition provisions of his employment agreement with the Company, or (iv) conviction of the Executive of a felony offense involving moral turpitude, any of which has or have a material adverse effect on the Executive's ability to perform the duties of his position or on the financial condition or profitability of the Company.

         1.03    "CHANGE OF CONTROL" shall mean:

                 (i) the acquisition, after the Effective Date by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "Person") of beneficial ownership of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"), provided that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and
         (C) of subsection (iii) hereof;

                 (ii) individuals, who, as of the Effective Date, constitute the Board (the "Incumbent Board") ceasing for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                 (iii) the consummation after the Effective Date of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction") in each case, unless, following such Corporate Transaction, (A)(I) all or substantially all of the persons w ho were the beneficial owners of the Outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction, and (2) all or substantially all of the persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction, as the case may be;
         (B) no Person (excluding (1) any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction and (2) any Person approved by the Incumbent Board) beneficially owns, directly or indirectly, 20 percent or more of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to such Corporate Transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction.

         1.04 "COMMITTEE" shall mean the Committee established under Article VII to administer the Plan.

         1.05    "COMPANY" shall mean The Houston Exploration Company.

         1.06 "DEFERRED COMPENSATION LEDGER" means the ledger maintained by the Committee for each Participant which reflects the amounts credited by the Company under this Plan to the account of each Participant.

         1.07 "DEFERRED RETIREMENT DATE" shall mean the first day of the month coincident with or next following the Participant's retirement after his Normal Retirement Date.

         1.08 "DISABILITY" shall mean a physical or mental infirmity which, in the opinion of a physician selected by the Committee, shall prevent the Executive from earning a reasonable livelihood with the Company and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and which: (a) was not contracted, suffered, or incurred while the Executive was engaged in, or did not result from having engaged in, a felonious criminal enterprise; (b) did not result from alcoholism or addiction to narcotics; and (c) did not result from an injury incurred while a member of the Armed Forces of the United States for which the Executive receives a military pension.

         1.09 "EARLY RETIREMENT DATE" shall mean the first day of the month coincident with or next following the Participant's retirement prior to his Normal Retirement Date after performing five Years of Service with the Company following the Effective Date.

         1.10 "EFFECTIVE DATE" shall mean the effective date of the Participant's participation in the Plan.

         1.11 "EXECUTIVE" means a person who is in a select group of management or a highly compensated employee of the Company.

         1.12 "GOOD REASON" shall mean: (A) the failure by the Company to elect or re-elect or to appoint or re-appoint the Executive to his office without Cause; (B) a material change in the powers, duties, responsibilities, or functions of the Executive, including (without limitation) any change which would alter the Executive's reporting responsibilities or cause the Executive's position with the Company to be of less dignity, responsibility, importance, or scope than the positions (and attributes thereof) of his office; (C) the failure of the Executive to be elected or appointed, or re-elected or re-appointed, as a director of the Company without Cause; (D) without the Executive's prior written consent, the relocation of the Company's principal executive offices outside the greater Houston, Texas metropolitan area or requiring the Executive to be based other than at such principal executive offices; (E) the failure of the Company to obtain any assumption agreement required in his employment agreement with the Company; (F) the failure by the Company to pay the Executive within ten days after a written demand therefor any installment of any previous award of or deferred compensation, if any, under any employee benefit plan or any deferred compensation program in effect in which the Executive may have participated; (G) any other material breach of the Executive's employment agreement by the Company; or (H) the occurrence of a Change of Control if, within three years thereafter, the Company shall:

                          (1) fail to continue in effect (x) any material benefit or compensation plan in which the Executive is participating immediately prior to such Change of Control or
                 (y) a plan providing the Executive with substantially similar benefits;





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
                          (2) take any action that would materially adversely affect the Executive's participation in or reduce the Executive's benefits under any of the plans referred to in clause (i) above but excluding any such action by the Company that is required by law;

                          (3) amend, modify, or repeal any provision of its certificate of incorporation or bylaws that was in effect immediately prior to such Change of Control, if such amendment, modification, or repeal would materially adversely affect the Executive's rights to indemnification by the Company; or

                          (4) violate or breach any obligation of the Company in effect immediately prior to such Change of Control (regardless whether such obligation shall be set forth in the bylaws of the Company or elsewhere) to indemnify the Executive against any claim, loss, expense, or liability sustained or incurred by the Executive by reason, in whole or in part, of the fact that the Executive is or was an officer, director, or employee of the Company or any subsidiary or affiliate of the Company.

         1.13 "NORMAL RETIREMENT DATE" shall mean the first day of the month coincident with or next following a Participant's 65th birthday.

         1.14 "PARTICIPANT" shall mean an Executive of the Company who meets the requirements of Article II.

         1.15 "PLAN" shall mean The Houston Exploration Company Supplemental Executive Pension Plan.

         1.16 "RETIREMENT DATE" shall mean a Participant's Normal Retirement Date, Early Retirement Date, or Deferred Retirement Date, as the case may be.

         1.17 "YEAR OF SERVICE" shall mean 365 days of employment with the Company, whether or not completed consecutively.





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
                                   ARTICLE II

                                  ELIGIBILITY


        The Executives who shall be eligible to participate in the Plan shall be those Executives as the Committee shall determine from time to time. An Executive will become a Participant effective as of the date specified in writing by the Committee. Once the Committee has determined that an Executive shall become a Participant, such Executive may not be determined by the Committee to be ineligible to participate in the Plan.





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                                  ARTICLE III

                              RETIREMENT BENEFITS


        3.01 NORMAL RETIREMENT BENEFIT. If a Participant retires on or after his Normal Retirement Date, he will be entitled to the receive a life annuity of $8,333.00 per month for the duration of his life. If the Participant retires after his Normal Retirement Date, the benefit will not be actuarially increased to reflect the later benefit payment date or his shorter life expectancy.

        3.02 EARLY RETIREMENT BENEFIT. If a Participant retires on or after his Early Retirement Date but before his Normal Retirement Date, he shall be entitled to receive a life annuity of $8,333.00 per month reduced by 1/15 for each of the first five years by which his Early Retirement Date precedes his Normal Retirement Date and by 1/30 for each of the next five years by which his Early Retirement Date precedes his Normal Retirement Date.

        3.03 TIME OF PAYMENT OF BENEFIT. The monthly annuity payments shall commence to be paid to the Participant on his Retirement Date.





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                                   ARTICLE IV

                              DISABILITY BENEFITS


        4.01 AMOUNT OF BENEFIT. If a Participant's employment with the Company is terminated due to Disability, he will be entitled to receive an annuity of $8,333.00 per month for the duration of his life.

        4.02 TIME OF PAYMENT OF BENEFIT. The monthly disability payments shall commence to be paid to the Participant on the first day of the month coincident with or next following his 55th birthday.





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                                   ARTICLE V

                               SEVERANCE BENEFITS

        5.01 AMOUNT OF BENEFIT. Subject to Section 3.02, if a Participant's employment with the Company is either terminated by the Company without Cause or by the Participant for Good Reason, he shall be entitled to receive a life annuity of $8,333.00 per month reduced by 1/15 for each of the first five years by which his date of termination precedes his Normal Retirement Date and by 1/30 for the next five years by which his date of termination precedes his Normal Retirement Date.

        5.02 TIME OF PAYMENT OF BENEFIT. The monthly annuity payments shall commence to be paid to the Participant on the first day of the month coincident with or next following his 55th birthday.





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                                   ARTICLE VI

                                 DEATH BENEFITS


        If a Participant's death occurs before or after his Plan benefit has begun to be paid to him, his surviving spouse shall be paid a death benefit of $4,167.00 per month for her life. The first death benefit payment shall commence on the first day of the month coincident with or next following the later of (i) the Participant's death or (ii) the Retirement Date.





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
                                  ARTICLE VII

                                 PLAN COMMITTEE


        7.01 COMMITTEE. The Plan shall be administered by a Committee which shall have at least three members appointed by the Board of Directors. Any person may resign from the Committee upon 30 days' prior notice to the Board of Directors. The Board of Directors may remove any member of the Committee at any time.

        7.02 GENERAL RIGHTS, POWERS, AND DUTIES OF PLAN COMMITTEE. The Committee shall be responsible for the management, operation, and administration of the Plan. In addition to any powers, rights, and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

                 (a) to adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

                 (b) to enforce the Plan in accordance with its terms and any rules and regulations it establishes;

                 (c) to maintain records concerning the Plan sufficient to prepare reports, returns, and other information required by the Plan or by law;

                 (d) to construe and interpret the Plan and to resolve all questions arising under the Plan;

                 (e) to direct the Company to pay benefits under the Plan and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

                 (f) to employ or retain agents, attorneys, actuaries, accountants, or other persons who may also be employed by or represent the Company; and

                 (g) to be responsible for the preparation, filing, and disclosure on behalf of the Plan of such documents and reports as are required by any applicable Federal or State law.

The Committee shall have no power to add to, subtract from, or modify any of the terms of the Plan, to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for benefits under the Plan.

        7.03 RULES AND DECISIONS. The Committee may adopt such rules and actuarial tables as it deems necessary, desirable, or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished to it by a Participant or beneficiary, the Company, and the legal counsel, actuary, and accountant for the Company.

        7.04 COMMITTEE ORGANIZATION AND VOTING. The Committee shall select from among its members a chairman who shall preside at all of its meetings and shall elect a secretary without regard to whether that person is a member of the Committee. The secretary shall keep all records, documents, and data pertaining to the Committee's supervision and administration of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting shall decide any question brought before





                                     VII-1
the meeting. In addition, the Committee may decide any question by vote, taken without a meeting, of a majority of its members. A member of the Committee who is also a Participant shall not vote or act on any matter relating solely to himself.

        7.05 COMMITTEE DISCRETION. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan shall perform or refrain from performing those acts using its sole discretion and judgment. Any decision made by the Committee, any refraining to act, or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee's decision shall never be subject to de novo review.

        7.06 AUTHORIZATION OF BENEFIT PAYMENTS. The Committee shall issue directions to the Company concerning all benefits which are to be paid pursuant to the provisions of the Plan. The Company shall furnish the Committee such data and information as it may require. Participants and their spouses shall furnish to the Committee such evidence, data, or information, and execute such documents, as the Committee requests.

        7.07 APPLICATION AND FORMS OF BENEFITS. The Committee may require a Participant to complete and file with the Committee an application for retirement benefits and all other forms approved by the Committee and to furnish all pertinent information requested by the Committee. The Committee may rely upon all such information so furnished it, including the Participant's current mailing address.

        7.08 FACILITY OF PAYMENT. Whenever, in the Committee's opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the Company to make payments to such person, his legal representative, or to a relative or friend of such person for his benefit, or the Committee may direct the Company to apply the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liabilities for the making of such payment under the provisions of the Plan.

        7.09 CLAIMS PROCEDURE. The Committee shall make all determinations as to the right of any person to receive benefits under the Plan. Any denial by the Committee of a claim for benefits under the Plan by a Participant, spouse, or retired Participant (collectively referred to herein as "Claimant") shall be stated in writing by the Committee and delivered or mailed to the Claimant on the 90th day after receipt of the claim unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant on the 90th day after receipt of the claim and the claim shall thereafter be paid on the 180th day after the date of receipt of the initial claim. Such notice shall set forth the specific reasons for the denial, specific reference to pertinent provisions of the Plan upon which the denial is based, a description of any additional material or information necessary for the Claimant to perfect his claim with an explanation of why such material or information is necessary, and an explanation of claim review procedures under the Plan written to the best of the Committee's ability in a manner that may be understood without legal or actuarial counsel. A Claimant whose claim for benefits has been wholly or partially denied by the Committee may, within 90 days following the date of such denial, request a review of such denial in a writing addressed to the Committee. The Claimant shall be entitled to submit such issues or comments, in writing or otherwise, as he shall consider relevant to a determination of his claim and may include in his request a request for a hearing in person before the Committee. Prior to submitting his request, the Claimant shall be entitled to review such documents as the Committee shall agree are pertinent to his claim. The Claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that the fees and expenses of such counsel shall be borne by the Claimant. All requests for review shall be promptly resolved. The Committee's decisions with respect to any such review shall be set forth in writing and shall be mailed to the Claimant on the 60th day following receipt by the Committee of the Claimant's request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Committee's decision shall be so mailed on the 120th day after receipt of such request.





                                     VII-2

                                  ARTICLE VIII
                           AMENDMENT AND TERMINATION


        8.01 AMENDMENT. The Plan may be amended in whole or in part by the Company at any time. Notice of any such amendment shall be given in writing to the Committee and to each Participant and each spouse of a deceased Participant. No such amendment shall have the effect of reducing that portion of the benefit the Participant ultimately becomes entitled to below that amount he would have received under the formula set out in the Plan prior to the amendment. An amendment to the Plan shall be made by a written instrument executed by an officer of the Company. The Board of Directors of the Company must authorize the amendment in order for the amendment to be effective.

        8.02 RIGHT TO TERMINATE PLAN. The Company intends to maintain the Plan for an indefinite period of time but necessarily must, and hereby does, reserve the right to terminate the Plan at any time. The Company shall not have any further financial obligations under the Plan from and after such termination of the Plan except those that have accrued up to the date of termination and have not been satisfied. The termination of the Plan shall be accomplished by a resolution of the Board of Directors of the Company and shall be evidenced by a written instrument executed by an officer of the Company.





                                     VIII-1

                                   ARTICLE IX

                                    FUNDING


        9.01 UNFUNDED ARRANGEMENT. It is intended that this Plan shall be unfunded for tax purposes and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended. The Committee will establish a bookkeeping account for each Participant in a special Deferred Compensation Ledger which shall be maintained by the Company.

        9.02 PARTICIPANTS MUST RELY ONLY ON GENERAL CREDIT OF THE COMPANY. It is specifically recognized by both the Company and the Participants that this Plan is only a general corporate commitment and that each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company; the Participants are only unsecured creditors of the Company with respect to their Plan benefits and the Plan constitutes a mere promise by the Company to make benefit payments in the future. No specific assets of the Company have been or shall be set aside, shall in any way be transferred to the trust, or shall be pledged in any way for the performance of the Company's obligations under this Plan which would remove such assets from being subject to the general creditors of the Company.

                                   ARTICLE X

                                 MISCELLANEOUS


        10.01 LIMITATION OF RIGHTS. Nothing in this Plan shall be construed:

                 (a) to give any employee of the Company any right to be designated a Participant in the Plan;

                 (b) to give a Participant any right with respect to the amounts credited in the Deferred Compensation Ledger on behalf of the Participant, except in accordance with the terms of this Plan;

                 (c) to limit in any way the right of the Company to terminate a Participant's employment with the Company at any time (except as may be otherwise provided in the Participant's employment agreement);

                 (d) to evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration (except as may be otherwise provided in the Participant's employment agreement); or

                 (e) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of an unsecured general creditor of the Company.

         10.02 DISTRIBUTIONS TO INCOMPETENTS. Should a Participant or his surviving spouse become incompetent, the Committee is authorized to pay the funds due to the guardian of the incompetent or directly to the incompetent or to apply those funds for the benefit of the incompetent in any manner the Committee determines in its sole discretion.

         10.03 NONALIENATION OF BENEFITS. No right or benefit provided in this Plan shall be transferable by the Participant except, upon his death, to his surviving spouse as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's spouse. Any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits. If any Participant or any spouse of a Participant becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan, that right or benefit shall, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or his spouse in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion but is not required to do so.

         10.04 RELIANCE UPON INFORMATION. The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company's legal counsel, the Company's independent accountants, or other advisors in connection with the administration of this Plan shall be deemed to have been taken in good faith.

         10.05 SEVERABILITY. If any term, provision, covenant, or condition of the Plan is held to be invalid, void, or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         10.06 NOTICE. Any notice or filing required or permitted to be given to the Committee or a Participant shall be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or, if delivery is by mail, as of the date shown on the postmark.

         10.07 GENDER AND NUMBER. If the context requires it, words of one gender when used in this Plan will include the other genders and words used in the singular or plural will include the other.

         10.08 DUPLICATION OF BENEFITS. There shall be no duplication of retirement, disability, severance, or death benefits payable under the Plan for any reason.

         10.09 GOVERNING LAW. The Plan will be construed, administered, and governed in all respects by the laws of the State of Texas.

                 IN WITNESS WHEREOF, the Company has adopted this Plan on the _________ day of ___________________ 1996.


                                        THE HOUSTON EXPLORATION COMPANY



                                        By:
                                           -----------------------------------
                                        Its:
                                            ----------------------------------